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                             SUB-ADVISORY AGREEMENT

     AGREEMENT made as of the 11th day of August, 2003, by and between MORGAN STANLEY INVESTMENT ADVISORS INC., a Delaware corporation (hereinafter referred to as "Morgan Stanley Investment Advisors"), and MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED, a company incorporated under the laws of England (hereinafter referred to the "Local Manager").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Morgan Stanley Global Advantage Fund (the "Fund") is a Massachusetts business trust engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (hereinafter referred to as the "Investment Company Act"); and

     WHEREAS, Morgan Stanley Investment Advisors and the Local Manager are engaged principally in rendering investment advisory services and are registered as investment advisers under the Investment Advisors Act of 1940, as amended; and

     WHEREAS, the Local Manager is regulated by the Financial Services Authority in the United Kingdom; and

     WHEREAS, Morgan Stanley Investment Advisors has entered into an investment advisory agreement (the "Advisory Agreement") with the Fund dated May 1, 1998, pursuant to which Morgan Stanley Investment Advisors provides management and investment and advisory services to the Fund; and

     WHEREAS, the Local Manager is willing to provide investment management services to Morgan Stanley Investment Advisors in connection with the Fund's operations on the terms and conditions hereinafter set forth and including the terms and conditions contained in Annex 1 and Annex 2 to this Agreement;

     NOW THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Local Manager and Morgan Stanley Investment Advisors hereby agree as follows:

                                   ARTICLE I

                           DUTIES OF THE LOCAL MANAGER

     Morgan Stanley Investment Advisors hereby employs the Local Manager to act as discretionary investment manager to Morgan Stanley Investment Advisors and to furnish the investment management services described below, subject to the broad supervision of Morgan Stanley Investment Advisors and the Fund, for the period and on the terms and conditions set forth in this Agreement. The Local Manager hereby accepts such employment and agrees during such period, at its own expense, to render, or arrange for the rendering of, such services and to assume the obligations herein set forth for the compensation provided for herein. Morgan Stanley Investment Advisors and its affiliates shall for all purposes herein be deemed an Intermediate Customer as defined under the rules and guidance promulgated by the Financial Services Authority (hereinafter referred to as the "FSA Rules"). The Local Manager and its affiliates shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

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     The Local Manager shall have full discretion, power and authority on the
Fund's behalf to buy, sell, retain, exchange or otherwise deal in investments and other assets, make deposits, subscribe to issues and offers for sale and accept placings of any investments, enter into foreign currency transactions on a spot or forward basis, effect transactions on any markets, take all day to day decisions and otherwise act as the Local Manager judges appropriate in relation to the investment and reinvestment of the portfolio of assets of the Fund. This includes performing all acts and executing all documents which the Local Manager reasonably considers incidental thereto, including (without limitation) power to execute and deliver all applications, requests, or claims for refund, reduction, repayment or credit of, or exemption or relief from, any withholding tax or similar taxes in any jurisdiction in which such applications, requests or claims may be made. Subject to guidelines adopted by the Fund, the Local Manager shall also make recommendations or take action as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the portfolio of assets of the Fund shall be exercised. All of the foregoing is subject always to the restrictions of the Declaration of Trust and By-Laws of the Fund, as they may be amended and/or restated from time to time and as provided to the Local Manager by Morgan Stanley Investment Advisors, the provisions of the Investment Company Act and the statements relating to the Fund's investment objective(s), investment policies and investment restrictions as the same are set forth in the currently effective prospectus and statement of additional information relating to the shares of the Fund under the Securities Act of 1933, as amended (the "Prospectus" and "Statement of Additional Information", respectively), as well as to the supervision of Morgan Stanley Investment Advisors and the Board of Trustees of the Fund.

     The Local Manager will not hold money on behalf of Morgan Stanley Investment Advisors or the Fund, nor will the Local Manager be the registered holder of the registered investment of Morgan Stanley Investment Advisors or the Fund or be the custodian of documents or other evidence of title.

     The Local Manager may, where reasonable, employ agents (including affiliates) to perform any administrative, dealing or ancillary services required to enable the Local Manager to perform its services under this Sub-Advisory Agreement.

                                   ARTICLE II

                       ALLOCATION OF CHARGES AND EXPENSES

     The Local Manager assumes and shall pay for maintaining the staff and personnel necessary to perform its obligations under this Agreement and shall at its own expense provide the office space, equipment and facilities which it is obligated to provide under Article I hereof.

                                  ARTICLE III

                        COMPENSATION OF THE LOCAL MANAGER

     For the services rendered, the facilities furnished and expenses assumed by the Local Manager, Morgan Stanley Investment Advisors shall pay to the Local Manager a fee in an amount to be determined from time to time by Morgan Stanley Investment Advisors and the Local Manager but in no event in excess of the amount that Morgan Stanley Investment Advisors actually received for providing services to the Fund pursuant to the Advisory Agreement.


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                                   ARTICLE IV

                  LIMITATION OF LIABILITY OF THE LOCAL MANAGER

     No warranty is given by the Local Manager as to the performance or profitability of the Fund or any part of them.

     If a percentage restriction contained in the Fund's investment objective(s) or investment restrictions (as the same are set forth in the Fund's currently effective Prospectus and Statement of Additional Information) is adhered to at the time of investment, a later change in percentage resulting from a change in values or assets will not constitute a violation of such restriction.

     The Local Manager will not be responsible to Morgan Stanley Investment Advisors or the Fund for the solvency, actions or omissions of any counterparty, broker, dealer, market-maker, bank, custodian or sub-custodian, with whom it transacts business on Morgan Stanley Investment Advisors' behalf, other than affiliates of the Local Manager.

     Nothing in this Agreement will exclude or restrict any liability which the Local Manager has under the Financial Services and Markets Act 2000, FSA Rules or the Regulatory System in relation to Morgan Stanley Investment Advisors and which may not be excluded or restricted thereunder.

     The Local Manager shall not be liable for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the performance of investment management services rendered with respect to the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties hereunder. The exception in the previous sentence shall apply to each limitation of the Local Manager's liability contained in this Article IV. As used in this Article IV, the Local Manager shall include any affiliates of the Local Manager performing services for the Local Manager contemplated hereby and directors, officers and employees of the Local Manager and such affiliates.

                                   ARTICLE V

                         ACTIVITIES OF THE LOCAL MANAGER

     The services of the Local Manager to the Fund are not to be deemed to be exclusive, the Local Manager and any person controlled by or under common control with the Local Manager (for purposes of this Article V referred to as "affiliates") being free to render services to others. It is understood that Trustees, officers, employees and shareholders of the Fund are or may become interested in the Local Manager and its affiliates, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Local Manager and its affiliates are or may become similarly interested in the Fund, and that the Local Manager and directors, officers, employees, partners and shareholders of its affiliates may become interested in the Fund as shareholders or otherwise.

                                   ARTICLE VI

                   DURATION AND TERMINATION OF THIS AGREEMENT

     This Agreement shall become effective as of the date first above written and shall remain in force until the date of termination of the Advisory Agreement (but not later than two years after the date hereof) and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Fund and (ii) a


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majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

     This Agreement may be terminated at any time, without the payment of any penalty, by Morgan Stanley Investment Advisors, by the Board of Trustees of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Local Manager, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the Advisory Agreement. Any termination shall be without prejudice to the completion of transactions already initiated.

                                  ARTICLE VII

                          AMENDMENTS TO THIS AGREEMENT

     This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Trustees of the Fund or by the vote of a majority of outstanding voting securities of the Fund and (ii) a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

                                  ARTICLE VIII

                          DEFINITIONS OF CERTAIN TERMS

     The terms "vote of a majority of the outstanding voting securities", "assignment", "affiliated person" and "interested person" used in this Agreement, shall have the respective meanings specified in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

                                   ARTICLE IX

                                  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of New York and the applicable provisions of the Investment Company Act. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


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                                       MORGAN STANLEY INVESTMENT ADVISORS INC.


                                       By:
                                       ----------------------------------------
                                       Name:
                                       Title:



                                       MORGAN STANLEY INVESTMENT
                                       MANAGEMENT LIMITED


                                       By:
                                       ----------------------------------------
                                       Name:
                                       Title:


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                             SUB-ADVISORY AGREEMENT

                                     ANNEX 1

1.       DEALING AND COUNTERPARTIES

1.1 The Local Manager will act in good faith and with due diligence in its choice and use of counterparties. Unless directed by Morgan Stanley Investment Advisors or the Fund to use a specific counterparty, the Local Manager undertakes to secure Best Execution (as defined in the FSA Rules) of all the Fund's transactions. In securing Best Execution, the Local Manager will take reasonable care to obtain the best available price in accordance with FSA Rules. Subject thereto, the Local Manager may deal on such markets or exchanges and with such counterparties (including any affiliate) as it thinks fit. All transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, and the Local Manager may take all such steps as may be required or permitted by such rules and regulations and/or by appropriate market practice.

1.2 If any counterparty should fail to deliver any necessary documents or to complete any transaction, the Local Manager will take all reasonable steps on behalf of Morgan Stanley Investment Advisors or the Fund to rectify such failure or obtain compensation. Morgan Stanley Investment Advisors shall procure that the Fund pay all reasonable costs and expenses properly incurred by the Local Manager.

1.3 The Local Manager may enter into soft commission arrangements from time to time with brokers who provide the Local Manager with research, and research related services. The Local Manager will secure Best Execution on all such transactions disregarding any benefit to the portfolio of assets of the Fund arising from such service. Annex 2 sets out the Local Manager's policy on soft commission. The Local Manager will provide Morgan Stanley Investment Advisors with a general soft commission statement on at least an annual basis showing the amount of soft commission paid by the Local Manager as a percentage of the total commission paid during the year, total commission paid from the Fund's portfolio of assets during the year, and a description of the research and research related services received during the year.

1.4 The Local Manager may aggregate the Fund's orders with orders of other clients (whether or not connected with the Local Manager). Morgan Stanley Investment Advisors is aware and has made the Fund aware that the aggregation of the Fund's orders with those of other clients may result in the Fund obtaining on some occasions a more favourable price and on others a less favourable price, than if such orders had not been aggregated.

2.       MATERIAL INTERESTS

2.1 The Local Manager and any affiliate may, subject to the limitations of the U.S. Investment Company Act of 1940 (as amended), and to the overriding principles of suitability and Best Execution and without prior reference to Morgan Stanley Investment Advisors or the Fund, effect transactions in which the Local Manager or affiliate has, directly or indirectly, a material interest or a relationship of any description with another party, which may involve a potential conflict with the Local Manager's duty to Morgan Stanley Investment Advisors or the Fund. Neither the


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         Local Manager nor any affiliate shall be liable to account to Morgan
         Stanley Investment Advisors or the Fund for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions nor will the Local Manager's fees, unless otherwise provided, be abated. For example, such potential conflicting interests or duties may arise because:

         (a) any of the Local Manager's or affiliate's directors or employees is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of the Fund;

         (b) the transaction is in the securities of a company for which an affiliate has provided corporate finance advice, underwritten, managed or arranged an issue or offer for sale;

         (c)    the Local Manager deals on behalf of the Fund with an affiliate;

         (e) the Local Manager may effect transactions involving placings and/or new issues with an Affiliate who may be acting as principal or receiving agent's commission. Affiliates may retain any agent's commission or discount or other benefit (including directors' fees) that accrues to them; or

         (f) the transaction is in units or shares of a collective investment scheme (regulated or unregulated) of which the Local Manager or any affiliate is the manager, operator, banker, adviser, custodian or trustee.

2.2 Nothing in this Agreement shall oblige the Local Manager or any affiliate to accept responsibilities more extensive than those set out in this Agreement or shall give rise to any fiduciary or equitable duties which would prevent or hinder any affiliate acting both as market-maker and broker, principal or agent, dealing with other affiliates and other clients and generally effecting transactions as provided above nor from retaining any remuneration received in respect thereof.

3.       RECORDS AND REPORTS

3.1 The Local Manager will keep accurate and detailed records with respect to all receipts, investments, sales, disbursements and other transactions carried out by the Local Manager for Morgan Stanley Investment Advisors or with the Fund.

3.2 All records held pursuant to this clause by the Local Manager shall be open to inspection by Morgan Stanley Investment Advisors or the Fund and the Local Manager will provide Morgan Stanley Investment Advisors and the Fund with such access as it itself has to records held by any relevant third party, in each case at reasonable times during business hours and upon the giving of reasonable notice by Morgan Stanley Investment Advisors or the Fund.

3.3 The Local Manager shall, not later than 10 working days following the end of each calendar month, furnish to Morgan Stanley Investment Advisors a statement showing all transactions that have occurred in the Fund and a monthly listing of all investments and cash balances held as of the end of such month.

3.4 The monthly statement will show the cost or amount realised (in the case of any relevant new purchase or sale) and, where available, the current value (where applicable) of each investment held in the Fund and any income arising on the Fund's account during the relevant calendar


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         month, and will also include a statement showing the measure of the performance of the assets of the Fund. The basis of all valuations will be as stated in the first monthly statement, unless otherwise agreed.

3.5 The Local Manager will not provide Morgan Stanley Investment Advisors with an individual trade confirmation of each portfolio transaction unless Morgan Stanley Investment Advisors has specifically requested the Local Manager to do so.

4.       FORCE MAJEURE

         The Local Manager shall not be responsible or liable to Morgan Stanley Investment Advisors or the Fund for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Local Manager shall use reasonable efforts which are consistent with accepted practices in the investment management industry to resume performance as soon as practicable under the circumstances.

5.       COMPLAINTS

         The Local Manager maintains procedures in accordance with FSA Rules for the effective consideration and handling of client complaints. Complaints will be considered promptly by the appropriate supervisory manager who is not personally involved in the subject matter of the complaint. Where appropriate, the complaint will be passed to the Compliance Officer.

6.       CONFIDENTIALITY AND DISCLOSURE

         The Local Manager and Morgan Stanley Investment Advisors undertake to keep private and confidential all information acquired in connection with this Agreement, and not to disclose such information to any person except to the extent that:

         (a)    the other party gives prior consent; or

         (b) the Local Manager is required to disclose the information by the FSA, the Bank of England, the London Stock Exchange or any other recognised investment exchange, the City Panel on Takeovers and Mergers or any other regulatory authority having jurisdiction over the Local Manager or the performance by it of its obligations under this Agreement or by English Law; or

         (c) disclosure to a counterparty to a transaction effected for the Fund is required as a condition to such transaction; or

         (d) disclosure is necessary to enable the Local Manager to perform its obligations under this Agreement.

7.       DATA PROTECTION


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7.1      The Local Manager will, in connection with the Sub-Advisory Agreement, comply (where applicable) with the UK Data Protection Act 1998 and other applicable data protection laws and regulations (together, the "Data Protection Laws").

7.2 Morgan Stanley Investment Advisors will comply (where applicable) with the Data Protection Laws and (where applicable) take all reasonable steps to ensure that it has obtained all necessary consents for the Local Manager to process any personal data for the purposes of the Agreement.




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                             SUB-ADVISORY AGREEMENT

                                     ANNEX 2

                  MORGAN STANLEY INVESTMENT MANAGEMENT LIMITED
                             SOFT COMMISSION POLICY

     Soft commission arrangements are defined as arrangements whereby the Investment Manager executes portfolio transactions through a particular broker in return for the payment or provision of research related services. Such arrangements are also known as soft dollar arrangements. Because Morgan Stanley Investment Management Limited ("MS Investment Management Limited") is a US registered investment advisor, you receive from us an annual SEC Form ADV which provides information concerning our soft commission policy. As stated in our ADV Form, it is MS Investment Management Limited's policy, consistent with the obligation to seek the most favourable price and execution, to effect transactions from time to time with brokers which pay for research services provided by third parties in accordance with Section 28(e) of the Securities Exchange Act of 1934, as amended.

Under the rules of the Financial Services Authority "FSA" (a UK regulatory body which also governs our business), we will be providing you each year with a summary of our soft commission arrangements showing the amount of soft commissions we generated for the year reflected as a percentage of our total commission business together with a summary of the research and research related services received by us.

We would like to take this opportunity to discuss our rationale for entering into such arrangements. The type of research related services we typically receive from our soft commission brokers includes market intelligence data, stock pricing and rating information and specialty computer software and hardware, all of which provide our fund managers with valuable assistance in the decision making process. Although each and every service received may not be used for the benefit of all of our clients, we believe that those services received are, on aggregate, of significant assistance in fulfilling our investment responsibilities to all our clients. The receipt of these services does not cause our clients to incur additional execution or commission costs. Under the FSA rules, soft commission brokers have an obligation to achieve best execution on each transaction and a soft commission broker will charge a comparable commission rate to a "traditional" or non-soft commission broker. As commission rates are generally subject to negotiation, we carefully monitor and negotiate commission rates to ensure they are competitive within the relevant market. Given that similar dealing costs will be incurred whether we use a soft commission broker or a traditional broker, we believe it is in our clients' interests for us to use soft commission brokers because our investment management capabilities are enhanced at no additional cost to our clients.

Morgan Stanley Investment Management Limited has entered into Soft Commission Agreements with the following brokers:

                  Instinet Investment Services Limited
                  Hoenig & Company Limited
                  Lehman Brothers
                  Merrill Lynch International

January, 2003


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